Imaging Diagnostic Systems Announces Retirement of CEO/Chairman of the Board

For Immediate Release
Fort Lauderdale, Florida, April 16, 2004--Imaging Diagnostic Systems, Inc., (OTCBB:IMDS), an industry leader in the field of Medical Optical Imaging, which has developed a patented breast-imaging system that utilizes state-of-the-art laser technology and proprietary algorithms to create cross-sectional images and 3-D images of the breast for the detection of cancer, announced today that Linda
B. Grable, CEO, Chairman of the Board and co-founder has retired effective April 15, 2004. The Company and its directors, officers and employees greatly appreciate her dedicated leadership, passion and service for the past 10 years and wish her well in retirement. Mrs. Grable has been Chief Executive Officer since August 2001 and, since inception in 1993, has served as Chairman of the Board of the Company.

The Board of Directors has appointed Jay S. Bendis and Sherman Lazrus as Co-Chairmen of the Board and has begun an immediate search for a new CEO. Meanwhile, the Board appointed Allan L. Schwartz, Executive Vice President and Chief Financial Officer, to serve as interim CEO until a new CEO is appointed.

Please visit Imaging Diagnostic Systems' website at: www.imds.com for additional information.

Imaging Diagnostic Systems has received CE Marking, CMDCAS (Canada), Canadian License, UL listing, ISO 9001:2000-13488 certification and FDA export certification for its CT Laser Breast imaging system. The CTLM(R) system is the first patented breast-imaging system that utilizes state-of the-art laser technology and patented algorithms to create 3-D cross- sectional images of the breast. The Company is seeking PreMarket Approval (PMA) from the Food and Drug Administration (FDA) for its CTLM(R) system to be used as an adjunct to mammography. The CTLM(R) system is a non-invasive, painless examination that does not expose the patient to radiation nor require breast compression.

In conjunction with the provisions of the Safe Harbor section of the Private Securities Litigation Reform Act of 1995, this news release may contain forward-looking statements pertaining to future anticipated projected plans, performances and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectation. Further information on potential factors that could affect Imaging Diagnostic Systems, Inc., is included in the Company's filing with the Securities Exchange Commission.


Investor Relations:                       Public Relations:
Rick Lutz                                 Margie Adelman
404-261-1196                              561-347-6768
lcgroup@mindspring.com                    madelman@adelmancommunications.com